Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m., Tuesday, December 18, 2007

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.31 per share cash dividend at its regular meeting held December 17, 2007. The dividend is payable January 25, 2008 to shareholders of record on December 31, 2007. This dividend represents a 3.3 percent increase over the same period last year and a 4.3 percent annualized yield using the December 17, 2007 closing price of $28.63.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.